Exhibit 99.1


FOR IMMEDIATE RELEASE       Contact: Investor Contact:
                                     Dave Bosher 804-287-5685
                                     Vice President and Treasurer

                                     Media Contact:
                                     Teri Schrettenbrunner 804-287-6260
                                     Director of Public Relations


                        CADMUS COMMUNICATIONS CORPORATION
          To Sell Financial Printing and Custom Publishing Divisions

RICHMOND, VA -- February 25, 1999 -- Cadmus  Communications  Corporation (NASDAQ
NMS: CDMS) today announced that it has reached definitive agreements to sell its Financial Printing and Custom Publishing divisions. These divestitures are a part of the Company's ongoing strategy to streamline its business units and focus its resources in select niche markets that the company believes to be poised for aggressive growth.

Commenting on the divestitures, C. Stephenson Gillispie, Jr., Cadmus' chairman, president, and chief executive officer, stated, "For Cadmus, these transactions mark a new milestone in our strategy to create leading businesses in select niche markets. We are narrowing our focus and concentrating our resources on our key markets -- professional communications, specialty packaging, point of purchase, and marketing services -- in an effort to achieve more rapid, profitable and consistent growth."

Cadmus has entered a definitive agreement to sell its Charlotte-based financial communications business to R.R. Donnelley & Sons. The transaction includes all of Cadmus Financial Communications' (CFC) assets and operations connected with the marketing, selling and distributing of mutual fund, shareholder and other SEC-related communication services. In fiscal 1998, revenues for the divested business were approximately $43 million and net assets on December 31, 1998 were approximately $13 million. The transaction does not include Cadmus' other Charlotte-based businesses, Specialty Packaging & Promotional Printing and Direct Marketing. The transaction is expected to be complete on March 1, 1999. Terms of the transaction were not disclosed.

Gillispie stated, "After extensive deliberation, we concluded that financial printing did not complement our core competencies, and our resources could be focused more profitably in other markets. We particularly are pleased that this agreement creates a unique alliance between Cadmus and Donnelley that will strengthen and broaden the services both companies provide to their respective customers."

Paul Masterton, president of Donnelley Financial, added, "We are pleased to have the opportunity to acquire established operations in Maryland, Virginia and North Carolina, and to obtain a seasoned and highly-respected sales force. This acquisition helps us move forward with our strategic initiative to expand our Southeast presence."

In a related move, Cadmus announced its intention to sell its Custom Publishing business to Pohly & Partners, Inc., a Boston-based relationship marketing company. For the fiscal year ended June 30, 1998, sales totaled approximately $11 million. This transaction also is expected to be complete in early March. Terms of the transaction were not disclosed.

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Cadmus Communications Corporation
Divestitures
page 2

"In our continued efforts to maximize shareholder value," Gillispie said, "we concluded that custom publishing was not central to our strategy of developing industry leading, end-to-end businesses in select markets. However, Diana Pohly, the chief executive officer at Pohly & Partners, is an outstanding, forward-thinking, energetic leader who will bring new services to clients and new opportunities to our former associates."


Bruce V. Thomas, Cadmus' senior vice president, and chief financial officer, added, "These transactions significantly de-lever our balance sheet and allow us to focus on delivering integrated product offerings in our core businesses.
Preliminary calculations indicate that these transactions will result in a one-time net gain of approximately $.95 to $1.05 per share in our fiscal third quarter. We expect that the elimination of operating earnings from these divested businesses will not materially affect our net income on a pro forma 1999 basis. However, fiscal 1999 third quarter net income will be reduced by approximately $.08 - $.12 per share due to the absence of seasonally high financial communications revenues in March."


Cadmus Communications Corporation provides customers with integrated, end-to-end communications solutions. The company is organized around two primary business sectors: Professional Communications serving customers who publish information, and Marketing Communications serving customers who convey marketing messages. Cadmus' services include advertising, catalog services, commercial printing, direct marketing, journal and magazine services, point of purchase, promotional printing, specialty packaging, and software duplication. Headquartered in Richmond, Virginia, Cadmus is the 25th largest graphic communications company in North America.

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